Exhibit 99.1

Press Contact:	For Immediate Release
Janine Fogal
650-623-1469

Investor Contact:
Bill Tamblyn
650-623-1309

Ditech Communications Announces Fiscal 2006 Third Quarter Financial Results

33% Revenue Growth over Second Quarter Fiscal 2006

Mountain View, California, February 16, 2006 - Ditech Communications Corporation (Nasdaq: DITC) today reported its results for its fiscal 2006 third quarter, ended January 31, 2006. Revenues for the third quarter were $14.0 million, up 33% from revenues of $10.5 million in the second quarter of fiscal 2006 and a decrease from $21.3 million from the third quarter of the prior fiscal year.

Pre-tax income for the third quarter was $0.2 million, an improvement over the pre-tax loss of $2.3 million in the second quarter of fiscal 2006 and a decrease from the pre-tax income of $6.6 million in the same quarter of the prior fiscal year. Net loss for the third quarter was $0.1 million, an improvement over the net loss of $1.4 million in the second quarter of fiscal 2006 and a decrease from net income in the third quarter of the prior fiscal year of $7.1 million.

“We moved the company forward dramatically in the third quarter,” said Tim Montgomery, Ditech Communications’ president and CEO.  “We delivered exceptional performance in our North American voice processing business.  Additionally, in our international business, we announced the ongoing deployment of our VQA product within a major international carrier network.  We enter the fourth quarter with momentum and a positive outlook for growth and profitability.”

Ditech Communications will discuss its fiscal 2006 third quarter financial results and outlook for its fourth quarter of fiscal 2006 at today’s conference call (see details later in this release).

Basis of Presentation

In the first quarter of fiscal 2004, Ditech Communications made the decision to exit its optical business. Ditech Communications subsequently executed a sale of a substantial portion of the assets used in its optical business and disposed of the remaining assets. As a result, the optical business is accounted for as a discontinued operation in all financial information presented for fiscal 2005.

Third Quarter Fiscal 2006 Financial Results

•                  Net loss of $0.1 million in the third quarter of fiscal 2006 compared to a net loss of $1.4 million in the second quarter of fiscal 2006.

•                  Net loss per share of $0.00 in the third quarter of fiscal 2006, compared to a net loss per share of $0.04 in the second quarter of fiscal 2006.

Q4 Fiscal 2006 Outlook

Based upon forecasts, revenue deferrals and timing of orders, Ditech Communications expects revenues in the fourth quarter of fiscal 2006 to increase approximately 30% over revenues in the third quarter of fiscal 2006.  Ditech Communications expects gross margins to be in the high 60%’s and operating expenses to be approximately $11.5 million. As a result, Ditech Communications expects to be profitable in the fourth quarter.

Conference Call

Ditech Communications will host an investor webcast and conference call at 4:20 PM Eastern Time/1:20 PM Pacific Time today, to review its third quarter fiscal 2006 performance and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: +1 (612) 288-0337. The conference call will also be broadcast live over the Internet and can be accessed by going to either the “Press Room” or “Investors” section of Ditech Communications’ web site home page: http://www.ditechcom.com. A replay of the conference call will be available via Ditech Communications’ web site or by calling the digitized replay number at +1 (320) 365-3844. The conference call ID is: 818225. The replay will be available two hours after the call is complete until at least Ditech Communications’ subsequent earnings announcement.

Ditech Communications Corporation

Ditech Communications Corporation is a global telecommunications equipment supplier for communications networks. Ditech Communications’ voice processing products serve the needs of mobile and wire-line operators for circuit and packet based networks. Ditech products include high-capacity voice enhancement and echo canceller solutions that utilize advanced software and digital signal processor (DSP) technology. This combination of software and hardware allows Ditech Communications to deliver Voice Quality Assurance(TM) (VQA(TM)), a robust and cost-effective solution for voice enhancement that includes both noise reduction and echo cancellation to provide improved sound quality on calls made over wireless networks. Ditech Communications’ VoIP products combine VQA(TM) technology with packet voice processing and security capabilities to enable carriers to deploy end-to-end VoIP services across network security boundaries without requiring network re-architecting. Ditech Communications (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (web site: http://www.ditechcom.com).

Forward-Looking Statements

The statements in this press release regarding Ditech Communications’ outlook for growth, a return to profitability and expected financial results for the fourth quarter of fiscal 2006 are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including the risk that: timing of orders for Ditech Communications’ voice enhancement and echo cancellation equipment is variable and could affect Ditech Communications’ ability to meet revenue expectations; shipment of products Ditech Communications expects to ship before the end of the quarter may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Communications may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could weaken or remain flat due to a weakening in the economy or for other unanticipated reasons; Ditech Communications’ competitors may develop products that compete favorably with its new products; Ditech Communications has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; inability to successfully convert Ditech Communications’ VQA trials to customer orders would limit VQA revenue; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Communications’ Quarterly Report on Form 10-Q for the quarter ended October 31, 2005 (filed December 9, 2005 with the Securities and Exchange Commission).

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Ditech Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 31, 2006	April 30, 2005

Assets
Cash, cash equivalents and short-term investments	$122,539	$135,634
Accounts receivable, net	3,122	9,318
Inventories	8,216	5,732
Deferred income taxes	4,836	4,836
Other current assets	2,234	1,561

Total current assets	140,947	157,081

Property and equipment, net	4,787	4,937
Purchased Intangibles	3,626	—
Goodwill	9,913	—
Deferred income taxes	47,746	46,771
Other assets	378	931

Total Assets	$207,397	$209,720

Liabilities and Stockholders’ Equity
Accounts payable	$1,879	$2,166
Accrued expenses	6,998	8,505
Deferred revenue	324	202
Income taxes payable	1,500	1,582

Total current liabilities	10,701	12,455

Long term accrued expenses	550	—

Stockholders’ equity	196,146	197,265

Total Liabilities and Stockholders’ Equity	$207,397	$209,720

Ditech Communications Corporation

Consolidated Statements of Operations

For the Three and Nine-Month Periods Ended January 31, 2006 and 2005

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2006	2005	2006	2005

Revenue	$13,995	$21,310	$34,865	$71,103

Cost of goods sold	4,280	4,788	10,608	16,491

Gross profit	9,715	16,522	24,257	54,612

Operating expenses:
Sales and marketing	4,234	4,164	12,692	11,722
Research and development	4,479	4,499	13,211	12,016
General and administrative	1,720	2,017	5,291	5,300
Amortization of Purchased Intangibles	246	—	575	—
In-Process R&D	—	—	700	—

Total operating expenses	10,679	10,680	32,469	29,038

Income (loss) from operations	(964)	5,842	(8,212)	25,574

Other income, net	1,175	747	3,154	1,685

Income (loss) before provision (benefit) for income taxes	211	6,589	(5,058)	27,259

Provision (benefit) for income taxes	278	(524)	(1,668)	(36,047)

Income (loss) from continuing operations	(67)	7,113	(3,390)	63,306

Income from discontinued operations	—	23	—	204

Net income (loss)	$(67)	$7,136	$(3,390)	$63,510

Basic income (loss) per share:
From continuing operations	$(0.00)	$0.21	$(0.11)	$1.87
From discontinued operations	$0.00	$0.00	$0.00	$0.01
Basic net income (loss) per share	$(0.00)	$0.21	$(0.11)	$1.88

Diluted income (loss) per share:
From continuing operations	$(0.00)	$0.20	$(0.11)	$1.77
From discontinued operations	$0.00	$0.00	$0.00	$0.01
Diluted net income (loss) per share	$(0.00)	$0.20	$(0.11)	$1.78

Weighted shares used in per share calculation:
Basic	32,300	34,084	32,198	33,867
Diluted weighted shares used in per share calculation	32,300	35,498	32,198	35,780